Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2025, on the consolidated financial statements of Zymeworks Inc., which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the consolidated statements of (loss) income and comprehensive (loss) income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, which is incorporated by reference in Form S-8 dated March 5, 2025 of Zymeworks Inc.

/s/ KPMG LLP

Chartered Professional Accountants

March 5, 2025

Vancouver, Canada